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                                                                    Exhibit 2(a)
                                                                    ------------

                 AMENDMENT TO ASSET PURCHASE AGREEMENT


     This Amendment to Asset Purchase Agreement is executed in duplicate this day of October, 1996, by PROGRESSIVE COMPUTER SYSTEMS, INC., a Washington
Corporation whose principal place of business is located at Suite 500, 12515 Willows Road, Kirkland, Washington 98034 ("Seller"), and ASA INTERNATIONAL, LTD., a Delaware Corporation whose principal place of business is located at 10 Speen Street, Framingham, Massachusetts 01701 ("Buyer").

     Paragraph 6 of the Asset Purchase Agreement is amended as follows:

     6. INTERIM OPERATIONS. The parties recognize that a substantial portion of the value of Seller's assets is derived of its customer good will and customer list. The Buyer also recognizes that in its current financial condition, Seller cannot continue to operate in the ordinary course of its business until closing. Accordingly, before closing, Buyer shall fund Seller's operations pursuant to the terms of this Section. Seller may request advances, of up to a maximum of $50,000 per month, to fund shortfalls in paying current obligations. Such funding shall continue for a period not to exceed 120 days by Seller making a written request to Buyer, along with a proposed budget on how the advances are to be spent, on or before the 30th day of each month, commencing August 30, 1996. Such advances shall be known as Operating Advances. Upon the filing of Seller's petition for voluntary receivership, the parties shall jointly seek an emergency order of the court providing for a cash collateral loan secured by a lien against Seller's accounts receivable, including royalties owed by the Purchaser pursuant to the source code license between the parties. Said security shall be junior to the existing security interest in favor of The Enterprise Bank. Seller shall use Operating Advances to pay its current obligations as the same come due. Current obligations are those coming due within thirty (30) days. Current Obligations include current portions of long-term debt, leases, and executory contracts. To the extent that Operating Advances are not repaid with as provided herein, such Operating Advances shall be treated as prepayment of the purchase price, and shall be applied against the purchase price.

     a. Contingency Loan. In the event that this transaction fails to close for any reason, the Operating Advances shall be deemed to constitute loans to the Seller. Upon termination of the parties' right and obligation to close pursuant to Section 13 below, Seller shall execute a promissory note to Purchaser substantially in the form attached as Exhibit B ("Operating Advance Note"). Simultaneously with execution of the Operating Advance Note, Seller shall grant Purchaser a security interest in Seller's contract rights, accounts, and accounts receivable by executing a security agreement substantially in the form attached as Exhibit C and a UCC Form-1 Financing Statement.

     b. Interim Receivables. During the period of interim operations, the parties contemplate that Seller will continue selling its products and services and will, as a consequence, continue to book accounts receivable. Receivables booked during the period between execution of this agreement and



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closing shall be known as Interim Receivables. Collections on Interim
Receivables shall be paid to Buyer as received to repay Operating Advances. The surplus of Interim Receivables over Operating Advances shall be shared equally between Buyer and Seller, regardless of whether collected before or after closing. Buyer shall apply such receipts against Operating Advances made by Buyer. At closing, or upon termination of this agreement, if closing does not occur, Buyer and Seller shall share equally the surplus of Interim Receivables over Operating Advances.

     Executed on the dates below indicated.


PROGRESSIVE COMPUTER SYSTEMS, INC.


By /s/ Mary Winter
   ------------------------------
   Mary Winter, President


Dated:   10/18/96
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ASA INTERNATIONAL, LTD.


By /s/ Alfred C. Angelone
   ------------------------------
   Alfred C. Angelone, Chief
    Executive Officer


Dated:   10/25/96
       --------------------------